Exhibit 3.73

Regulations

REGULATIONS
OF HTS-WILD OAK RANCH BEVERAGE, LLC

THESE REGULATIONS (“Regulations”) of HTS-WILD OAK RANCH BEVERAGE, LLC, a Texas limited liability company (the “Company”), dated as of May 28, 2004, by and between the Company and HTS-San Antonio, L.P., a Delaware limited partnership (“Member”), as the sole member of the Company.

WITNESSETH:

WHEREAS, the Company was formed as a Texas limited liability company under the Texas Limited Liability Company Act, as amended (the “LLC Act”), pursuant to the Articles of Organization filed with the Secretary of State of the State of Texas on May 28, 2004 (the “Articles of Organization”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound hereby, agree as follows:

ARTICLE I..
DEFINED TERMS

1.1          Definitions.  As used in these Regulations, the following terms shall have the respective meanings indicated below:

“Board of Managers” shall have the meaning set forth in Section 6.1.

“Capital Contribution” means, with respect to each Member, the amount of money or property contributed to the Company by such Member from time to time.

“Company” shall have the meaning set forth in the Preamble.

“Conversion” shall have the meaning set forth in the Recitals.

“Liquidating Trustee” shall have the meaning set forth in Section 10.3.

“LLC Act” shall have the meaning set forth in the Recitals.

“Manager” means any person serving as a member of the Board of Managers.

“Member” shall have the meaning set forth in the Preamble.

“Membership Interest” means a Member’s entire interest in the Company, which shall entitle the Member to (i) an interest in the profits, losses, distributable cash, and net proceeds of liquidation of the Company, as set forth herein; (ii) any right to vote as set forth herein or as required under the LLC Act; and (iii) any right to participate in the management of the Company as set forth herein or as required under the LLC Act.  A Membership Interest is personal property and a Member shall have no interest in the specific assets or property of the Company.

“Membership Percentage” means, with respect to each Member, such Member’s percentage ownership interest in the Company set forth on Exhibit A attached hereto, as the same may be amended from time to time to reflect the relative Capital Contribution of each Member.

“Officer” shall have the meaning set forth in Section 7.1.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative, association or other legal entity.

“Regulations” shall have the meaning set forth in the Preamble.

“Transfer” shall have the meaning set forth in Section 9.1.

“Transferee” shall have the meaning set forth in Section 9.2(b).

1.2          References.  References to an “Exhibit” are, unless otherwise specified, to one of the exhibits attached to these Regulations, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the articles or sections of these Regulations,

ARTICLE II.
ORGANIZATIONAL MATTERS

2.1          Formation of Company.  Pursuant to the Articles of Organization filed with the Secretary of State of the State of Texas on May 28, 2004, the Company was formed as a limited liability company for the purposes and upon the terms and conditions hereinafter set forth.  Except as provided herein, the rights, duties and liabilities of each Member and Manager of the Company shall be as provided in the LLC Act.

2.2          Name.  The name of the Company is “HTS-Wild Oak Ranch Beverage, LLC” or such other name as may be selected from time to time by the Board of Managers.

2.3          Purpose.  The purpose and business of the Company is to engage in any lawful business or activity permitted by the LLC Act.

2.4          Term.  The term of the Company shall commence on the date hereof and shall continue perpetually until terminated pursuant to Section 10.1 hereof.

2.5          Principal Office.  The location of the Company’s principal office is the Hyatt Wild Oak Ranch, 9700 West Military Drive, San Antonio, Texas 78251, or such other place as may be selected by the Board of Managers.  The Company may conduct business at such additional places as the Board of Managers shall deem advisable.

2.6          Registered Agent and Registered Office.  The statutory agent for service of process and the registered office of the Company in the State of Texas shall be Corporation Service Company, d/b/a CSC-Lawyers Incorporating Service Company, 701 Brazos Street, Suite 1050 Austin, Texas 78701, Travis County, or such other statutory agent and registered office as the Member may determine from time to time.

2.7          Fiscal Year.  The fiscal year of the Company shall end on December 31 of each year or such other date as the Board of Managers may select in its discretion from time to time.

ARTICLE III.
CAPITAL CONTRIBUTIONS; ETC.

3.1          Capital Contributions.  The Member has contributed to the capital of the Company the consideration set forth opposite the Member’s name on Exhibit A attached hereto.  No Member shall be obligated to make any additional Capital Contributions to the Company.

3.2          Withdrawal; Return of Capital.  Except as specifically provided herein, no Member shall be entitled to any distributions from the Company or to withdraw any part of such Member’s Capital Contribution prior to the Company’s dissolution and liquidation or, when such withdrawal of capital is permitted, to demand distribution of property other than money.  No Member shall be entitled to interest on its Capital Contribution.

3.3          No Appraisal Rights.  No Member shall have any appraisal rights under the LLC Act.

ARTICLE IV.
DISTRIBUTIONS AND ALLOCATIONS

4.1          Distributions.  The timing and amount of distributions shall be determined by the Board of Managers.

4.2          Allocations.  The profits and losses of the Company shall be allocated to the Member.

ARTICLE V.
ACCOUNTING AND ADMINISTRATIVE MATTERS

5.1          Books and Records.  The Company will maintain true, complete and correct books of account of the Company, all in accordance with generally accepted accounting principles applied on a consistent basis.  The books of account shall contain particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased by the Company, and all of such other transactions, matters and things relating to the business of the Company as are usually entered in books of accounts kept by Persons engaged in a business of a like kind and character or as otherwise required pursuant to the LLC Act.

ARTICLE VI.
BOARD OF MANAGERS

6.1          Board of Managers.  Except as specifically provided herein, the management and control of the Company shall be vested in a Board of Managers (the “Board of Managers”), which shall be appointed from time to time by the Member.  The initial number of Managers of the Company shall be three (3), as such number may be changed by the Member from time to time.  The initial members of the Board of Managers shall be Harold S. Handelsman, Rico R. Espineli and Michael D. Kinnett.  Each Manager shall hold office until the earlier of his or her resignation or removal, or until his or her successor shall have been duly appointed and qualified in accordance herewith.  Without limiting the foregoing, the Board of Managers shall be responsible for the establishment of policy and operating procedures respecting the business affairs of the Company (including, without limitation, acquisitions, approval of major projects, contracts and purchase orders, all in a manner consistent with these Regulations).  The Board of Managers may appoint one or more officers and delegate duties to such officers as herein contemplated.

6.2          Manner of Acting.  Except as otherwise expressly provided in these Regulations, any action or determination permitted or required to be taken or made by the Board of Managers hereunder or under the LLC Act shall be authorized, taken or made upon the majority vote of the Board of Managers.  A Manager of the Company who is present at a meeting of the Board of Managers at which action on a Company matter is taken shall be conclusively presumed to have assented to the action taken unless his or her dissent shall be entered into the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered or certified mail to the Secretary of the Company immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Manager who votes in favor of such action.

6.3          Board of Managers Meetings.  The Board of Managers may hold meetings either within or outside the State of Texas.  Subject to the provisions of the LLC Act, in any manner that the Board of Managers may determine, members of the Board of Managers, or any committee designated by the Board of Managers, may participate in Board of Managers and committee meetings, by any means of communications, including telephone conference, electronic video screen communication or other communications equipment; provided that all participants in the meeting can hear each other, or otherwise participate concurrently.  Such participation in a meeting shall constitute presence in person at the meeting.

6.4          Meetings; Notices.

(a)           Regular meetings of the Board of Managers may be held on at least five (5) days’ prior written notice at such time and at such place as shall from time to time be determined by the Board of Managers.

(b)           Special meetings of the Board of Managers for any purpose or purposes may be called at any time by Managers constituting the majority of the Board of Managers.  Notice of the time and place of special meetings shall be delivered personally, by telephone, by facsimile or by e-mail to each Manager (i) at his or her address as shown on the Company’s records, and (ii) at least five (5) days prior to the time of the meeting.  Any oral notice given personally or by telephone may be communicated to the Manager.  The notice need not specify the place of the meeting, if the meeting is to be held at the Company’s principal office.

(c)           At all meetings of the Board of Managers, a majority of the entire Board of Managers shall constitute a quorum for the transaction of business and the act of a majority of the entire Board of Managers shall be the act of the Board of Managers, except as may be otherwise specifically provided by statute or these Regulations.

(d)           Whenever notice is required to be given, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers, or of a committee of the Board of Managers, need be specified in any written waiver of notice unless so required by these Regulations.

(e)           If a quorum is not present at any meeting of the Board of Managers, then the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

6.5          Board of Managers Action by Written Consent Without a Meeting.  Unless otherwise restricted by these Regulations or the LLC Act, any action required or permitted to be taken at any meeting of the Board of Managers, or of any committee thereof, may be taken without a meeting if a majority of the members of the Board of Managers or committee, as the case may be, consent thereto in writing, all Managers receive notice of such action taken and the writing or writings are filed with the minutes of proceedings of the Board of Managers or committee as the case may be.

6.6          Vacancies.  Any vacancy on the Board of Managers may be filled by the Member or by a majority of the Board of Managers remaining in office.

6.7          Resignation and Removal of Managers.  A Manager may resign at any time upon written notice to the Member.  A Manager may be removed, with or without cause, by the Member at any time.

6.8          Compensation of Managers.  No Manager shall be entitled to compensation for his or her services as a Manager of the Company, unless otherwise determined by the Board of Managers.

6.9          Committees of the Board of Managers.  The Board of Managers may designate and adopt procedures relating to the governance of one or more committees (including, but not limited to, an executive committee, an audit committee, a financing committee and a compensation committee), with each committee to consist of one or more Managers.  Any such committee shall have and may exercise only the powers and authority provided in such Board of Managers resolution.

ARTICLE VII.
OFFICERS

7.1          Officers: Election and Term of Office.  The Board of Managers may, at any time or from time to time, designate officers of the Company (each, an “Officer”), who may, but shall not be obligated to, include a President, Vice President, Secretary, and Treasurer.  Vacancies may be filled or new offices created and filled by the Board of Managers.  Each Officer shall hold office until the earlier of his or her resignation or removal, or until his or her successor shall have been duly appointed and qualified in accordance herewith.  Each Officer shall perform such duties as specified in these Regulations or as may be prescribed from time to time by the Board of Managers.  An individual may serve as an Officer in more than one office.

7.2          Officers: General Rights and Duties.  Subject to the authority of the Member and the Board of Managers as provided in Article VI hereof, the Officers are hereby directed and authorized (which direction and authorization is revocable at any time by the Board of Managers), on behalf of and in the name of the Company, to implement all decisions approved by the Board of Managers and to conduct the following functions of the Company consistent with action taken by the Board of Managers:

(a)           operate the day-to-day business of the Company in the ordinary course;

(b)           protect and preserve the titles and interests of the Company with respect to the assets owned by or dedicated to the Company;

(c)           keep all books of account and other records of the Company, in accordance with the terms of these Regulations and applicable law;

(d)           carry out the responsibilities of the Company under the leasing, financing, partnership, management, operating and other contractual agreements to which it is a party;

(e)           prepare and file (or cause to be prepared and filed) all necessary reports, statements, tax returns and other documents with local, state, federal, provincial, territorial, or foreign agencies or departments in connection with the business of the Company;

(f)            procure and maintain insurance;

(g)           employ, retain and enter into business relationships, on behalf of the Company, which are necessary or appropriate to carry out the business of the Company as shall be designated by the Board of Managers; and

(h)           distribute the cash of the Company as provided in Article IV hereof and as directed by the Board of Managers.

7.3          Officers: Description of Offices.  The Officers shall have the duties and powers as set forth below:

(a)           President.  The President shall be the principal executive officer of the company and shall be responsible for the general care, supervision, control and direction of the business of the Company.  The President may sign with or without the Secretary, or any other proper Officer of the Company thereunto authorized by the Board of Managers, any deeds, mortgages, bonds, contracts, or other instruments that the Board of Managers has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers to some other Officer or agent of the Company, or shall be required by law to be otherwise signed or executed, and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Managers from time to time.

(b)           Vice President.  The Vice President shall assist the President in the discharge of his, her or their duties as they exist from time to time and perform such duties as may be assigned to him or her by the President or by the Board of Managers.  In the absence of the President, the Vice President shall perform the duties of President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such President.

(c)           Secretary.  The Secretary shall: (i) keep and be the custodian of the books and records of the Company; (ii) see that all notices are duly given in accordance with the provisions of these Regulations or as required by the LLC Act or other applicable law; (iii) keep a register of the address of each Member, which shall be furnished to the Company by such Member; and (iv) in general perform all duties incident to the office of Secretary and such other duties as may be prescribed by the Board of Managers or the President from time to time.

(d)           Treasurer.  The Treasurer shall: (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) receive and give receipts of moneys due and payable to the Company from any source whatsoever, and deposit all such moneys not otherwise employed in the name of the Company in such bank, savings and loan association, trust company or other depositories as shall be selected by the Board of Managers; and (iii) in general perform all the duties incident to the office of Treasurer and such other duties as may be prescribed by the Board of Managers or the President from time to time.  If required by the Board of Managers, the Treasurer shall give a bond for the faithful discharge of the Treasurer’s duties in such sum and with such surety or sureties as the Board of Managers shall determine.

7.4          Compensation.  The Officers of the Company shall receive such compensation, if any, as may be fixed from time to time by the Board of Managers, No Officer shall be prevented from receiving such compensation by reason of the fact that such Officer is also a member of the Board of Managers,

7.5          Resignations.  Any Officer may resign at any time by giving notice to the Board of Managers.  A resignation of an Officer need not be accepted in order to be effective.

7.6          Removal.  Any Officer may be removed, with or without cause, by the Board of Managers.

7.7          Vacancies.  A vacancy in any office may be filled by the Board of Managers.

ARTICLE VIII.
LIMITATION ON LIABILITY AND INDEMNIFICATION

8.1          Limitation on Liability.  Except as otherwise provided by the LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnified Person (as defined below) shall be obligated for any such debt, obligation or liability of the Company solely by reason of being a Member or officer, director, manager, partner, principal, equityholder, employee, or affiliate of a Member or the Company.

8.2          Indemnification.  Neither the Member nor any officer, director, manager, partner, principal, equityholder, employee or affiliate of a Member or the Company, as the case may be, (each, an “Indemnified Person”) shall be liable, responsible or accountable, whether directly or indirectly, in contract or tort or otherwise, to the Company or to the Member (or any affiliate thereof), as applicable, for any losses, claims, damages, liabilities or expenses, including but not limited to, reasonable attorneys’ fees (collectively, “Damages”) asserted against, suffered or incurred by the Company or by the Member (or affiliate thereof) arising out of, relating to or in connection with any action taken or omitted by the Indemnified Person within the scope of the authority conferred upon such Indemnified Person by these Regulations or the LLC Act, provided that such Indemnified Person shall have acted in good faith and in the belief that such act or omission was in the best interests of the Company and, provided further, that such Indemnified Person shall not have engaged in fraud, willful misconduct or gross negligence.  The Company shall, and hereby does, indemnify and hold harmless and agrees to defend each Indemnified Party from and against any Damages asserted by any person (whether against the Company, the Member or such Indemnified Person) or otherwise incurred by such Indemnified Person by reason of any act performed by such Indemnified Person in accordance with the standards set forth in this Section 8.2 or in enforcing the provisions of the indemnities contained in this Section 8.2.  Notwithstanding anything to the contrary contained in these Regulations, the Member shall not have any personal liability with respect to the indemnities set forth in this Section 8.2, and any such indemnities shall be satisfied solely out of the assets of the Company.

8.3          Payment of Expenses in Advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid out of Company funds in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the Indemnified Person to repay such amount unless it shall ultimately be determined that it is entitled to be indemnified by the Company.

8.4          Provisions Not Exclusive.  The exculpation of liability and indemnification provided by this Article VIII shall not be deemed exclusive of any other limitation on liability or rights to which those seeking indemnification may be entitled under any statute, agreement, vote of the Member or otherwise.

ARTICLE IX.
TRANSFER OF MEMBERSHIP INTERESTS

9.1          No Restriction on Transfer.  The Member may assign, sell, pledge, encumber, give or otherwise transfer, dispose of or alienate (“Transfer”) all or any portion of its Membership Interest as allowable under the LLC Act and applicable law.

9.2          Admission of New Member.

(a)           Upon a Transfer resulting in more than one Member of the Company, these Regulations shall be amended to reflect such multiple Members’ respective rights.

(b)           Any transferee, assignee, designee, pledgee or legal representative (each a “Transferee”) of a Member, pursuant to a Transfer permitted under these Regulations, shall execute and deliver such other instruments and documents necessary to cause the Transferee to become a Member, and pay all reasonable expenses in connection with such Transferee’s admission as a Member, including, but not limited to, the cost of preparation and filing of any amendment of these Regulations.

(c)           A Transferee who is admitted as a Member pursuant to this Section 9.2 shall have, to the extent transferred, the rights and powers, and shall be subject to the restrictions and liabilities, of the Member under these Regulations, as amended, and the LLC Act.

(d)           In the event the Member makes any Transfer, the Member agrees to provide (and to cause the Transferee to provide) to the Company such information regarding the consideration or transfer price of such Membership Interests, and any other information that the Company may reasonably request to permit the Company to prepare financial statements and tax returns in a timely manner.

9.3          Terms of Admission of New Member; Creation of Preferred or Special Interests.  The Member shall have the right to admit new Members in exchange for property, cash or services on such terms as the Member may determine, and in connection therewith the Member may create series or classes or groups of Members (including the existing Member) having such relative rights, powers and duties as the Member may from time to time establish, including rights, powers and duties senior to the existing Member and may amend Exhibit A hereto to reflect changes in Membership Percentages in exchange for any such property, cash or services or resulting from the redemption of Membership Interests.

ARTICLE X.
DISSOLUTION AND TERMINATION

10.1        Dissolution.  The Company shall continue in perpetuity unless earlier dissolved upon the first to occur of the following:

(a)           the execution by the Member of a written instrument of dissolution;

(b)           the entry of a decree of judicial dissolution of the Company under Section 6.02 of the LLC Act; or

(c)           the sale or other disposition of all or substantially all of the Company’s assets.

10.2        Liquidating Distribution.  In the event of the dissolution of the Company for any reason, the assets of the Company shall be liquidated for distribution in the following rank and order:

(a)           first, to the payment and discharge of all the debts and liabilities in the order of priority as provided by the LLC Act;

(b)           second, to the establishment of any necessary reserves to provide for contingent liabilities, if any; and

(c)           third, to the Member.

10.3        Liquidating Trustee.  Upon the dissolution of the Company, the affairs of the Company shall be wound up and terminated and its assets shall be distributed exclusively by the Person as is selected at the time of dissolution by the Member (the “Liquidating Trustee”).  The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Company and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation, and/or winding-up of the Company and to effectuate the termination of the Company.

ARTICLE XI.
MISCELLANEOUS

11.1        Amendment.  This Agreement may be modified or amended at any time by the written approval of the Member.  The Member shall provide prompt notice of such amendment to the Board of Managers.

11.2        Further Assurances.  The Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments and documents, and do such other acts and things as may be required by law or to carry out the intent and purposes of these Regulations.

11.3        Notices.  Any and all notices or other communications provided for herein shall be in writing and shall be considered duly given upon the earliest to occur of (a) personal delivery, (b) two (2) days after being delivered to a nationally recognized overnight courier or service, (c) three (3) days after being mailed by registered or certified mail, return receipt requested, postage prepaid or (d) the delivering party’s receipt of a written confirmation of a electronic transmission.  All notices shall be addressed to the Company at its principal office and to each Member at its address contained on the books of the Company.  Either party may change its address by giving notice to the other party as provided herein.

11.4        Governing Law.  This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles thereof.

11.5        Captions; Pronouns.  All articles and section headings or captions contained in these Regulations are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of these Regulations or the intent of any provision hereof.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.

11.6        Successor and Assigns.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise herein expressly provided, their respective executors, administrators, legal representatives, successors and assigns.

11.7        Severability.  If any provision of these Regulations or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of these Regulations or the application of such provision to any other party or circumstances shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

11.8        Entire Agreement.  This Agreement, including any exhibits and schedules thereto, contains the entire understanding and agreement of the parties hereto relating to the subject matter and supersedes all prior agreements relative hereto which are not contained herein.

11.9        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused these Regulations to be duly executed as of the date first above written.

THE COMPANY:

HTS-WILD OAK RANCH BEVERAGE, LLC

By:	HTS-San Antonio, L.P. its sole member

	By:	HTS-San Antonio, Inc., its general partner

	By:	/s/ Harold S. Handlesman
Name: Harold S. Handlesman
Title: VP and Secretary

THE MEMBER:

HTS-SAN ANTONIO, L.P.

By:	HTS-San Antonio, Inc., its general partner

	By:	/s/ Harold S. Handlesman
Name: Harold S. Handelsman
Title: VP and Secretary

B-1

REGULATIONS
OF HTS-WILD OAK RANCH BEVERAGE, LLC

EXHIBIT A

MEMBER	CAPITAL CONTRIBUTION	MEMBERSHIP PERCENTAGE
HTS-SAN ANTONIO, L.P.	$10,000.00	100%